Exhibit 99.1

REALOGY REPORTS FINANCIAL RESULTS
FOR FULL YEAR 2013

Real Estate Leader Reports Revenue of $5.3 Billion, Net Income of $438 Million
and Adjusted EBITDA of $796 Million in 2013

Company's Homesale Transaction Volume Increases 18% Year-over-Year

MADISON, N.J. (February 25, 2014) - Realogy Holdings Corp. (NYSE: RLGY), a global leader in residential real estate franchising and provider of real estate brokerage, relocation, and title and settlement services, today reported financial results for the year ended December 31, 2013, including the following highlights:

•	Realogy's net revenue for full year 2013 was $5.3 billion, a 13% increase compared to 2012.

•	Realogy's Adjusted EBITDA[1] for 2013 was $796 million, an increase of 18% year-over-year.

•
Net income for full year 2013 was $438 million, which includes an income tax benefit of $242 million that was primarily due to a $341 million release of the domestic deferred tax valuation allowance offset by approximately $100 million for current year book tax expense.

•	Basic earnings per share was $3.01 for the full year.

•	Realogy free cash flow[1] totaled $421 million for the full year, or $2.89 per share.

•
The Company reduced its annualized run-rate cash interest expense to approximately $240 million and decreased its total net debt to trailing 12-month Adjusted EBITDA leverage ratio to 4.6 times as of December 31, 2013.

"Realogy posted strong revenue and Adjusted EBITDA gains in 2013," said Richard A. Smith, Realogy's chairman, chief executive officer and president. "This past year, we continued to position the Company for growth by adding franchisees to our brands and closing and successfully integrating accretive acquisitions, while closely managing operating expenses and reducing our debt by approximately $460 million since December 31, 2012."
For 2013, combined full-year homesale transaction volume (transaction sides times average sale price) increased by 18%, as compared to 2012. The Realogy Franchise Group (RFG), our franchise segment, and NRT, the operator of our company-owned brokerage offices, reported closed homesale transaction gains of 10% and 9%, respectively, in 2013. Average homesale price improved 9% at RFG and 6% at NRT compared to the prior year. NRT's 2013 average homesale price of approximately $471,000 is nearly double the national average of $245,500.
"For the first quarter of 2014, we expect to see our homesale transaction volume increase by 8% to 12%," said Anthony E. Hull, Realogy's executive vice president, chief financial officer and treasurer. "Based on closed activity in January and month-to-date in February, along with January and February open contracts, we expect homesale sides to be down 3% to 5% year-over-year for RFG and NRT combined this quarter due primarily to inventory constraints and the impact of weather in certain markets, and average sale price to be up 13% to 15% on a combined basis."

1 See Table 9 for definitions of these non-GAAP financial measures and Tables 6a, 6b, 7 and 8 for reconciliations of these non-GAAP financial measures to their most comparable GAAP terms.

Realogy Reports Financial Results for Full Year 2013                        2

Balance Sheet Information as of December 31, 2013
The Company ended the year with a cash and cash equivalents balance of $236 million and no outstanding borrowings on its revolving credit facility under its senior secured credit agreement. Total long term corporate debt, including the short term portion, declined to $3.9 billion at December 31, 2013, from $4.4 billion at December 31, 2012. A consolidated balance sheet is included as Table 2 of this press release.
Corporate Governance
The Board made certain changes in corporate governance. It amended the Company's Bylaws to change the standard for the election of directors in uncontested elections from a plurality voting standard to a majority voting standard and adopted a related Director Resignation Policy. The Board also approved a proposed amendment to its Amended and Restated Certificate of Incorporation ("Charter Amendment") to eliminate the classification of the Board, with a three year phase out commencing in 2015.  The proposed Charter Amendment is subject to stockholder approval at the 2014 annual meeting of stockholders.
Investor Conference Call
Today, February 25, at 8:30 a.m. (EST), Realogy will hold a conference call via webcast to review its full year 2013 results. The call will be hosted by Richard A. Smith, chairman, chief executive officer and president, and Anthony E. Hull, executive vice president, chief financial officer and treasurer, and will conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at www.realogy.com under "Investors" or by dialing (888) 895-3527 (toll free); international participants should dial (706) 679-2250. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available from February 26 through March 12, 2014.

In addition, Realogy expects to file its annual report on Form 10-K with the Securities and Exchange Commission on February 27, 2014.

About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a global leader in real estate franchising with company-owned real estate brokerage operations doing business under its franchise systems as well as relocation and title services. Realogy's brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy's franchise system members operate approximately 13,700 offices with 247,800 independent sales associates doing business in 103 countries around the world. Realogy is headquartered in Madison, N.J.
Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Realogy Reports Financial Results for Full Year 2013                        3

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or stagnant or declining home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continued low inventory levels, renewed high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business, and increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing; the Company's geographic and high-end market concentration, particularly with respect to its Company-owned brokerage operations; the Company's failure to enter into or renew franchise agreements or maintain its brands; risks relating to our outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; the Company's inability to access capital; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code and changes in state or federal employment laws or regulations that would require classification of independent contractor sales associates to employee status, and wage and hour regulations; the Company's inability to realize benefits from future acquisitions; the Company's inability to sustain improvements in its operating efficiency; and the final resolution or outcomes with respect to Cendant's (our former parent) remaining contingent liabilities.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings "Forward-Looking Statements" and "Risk Factors" in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012, our 2013 Quarterly Reports filed on Form 10-Q, and our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contacts:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Jennifer Pepper
(973) 407-7487
jennifer.pepper@realogy.com

Realogy Reports Financial Results for Full Year 2013                        4

Table 1

REALOGY HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended December 31,
	2013	2012	2011
Revenues
Gross commission income	$3,946	$3,428	$2,926
Service revenue	867	821	752
Franchise fees	322	271	256
Other	154	152	159
Net revenues	5,289	4,672	4,093
Expenses
Commission and other agent-related costs	2,691	2,319	1,932
Operating	1,371	1,313	1,270
Marketing	199	190	185
General and administrative	327	327	254
Former parent legacy costs (benefit), net	(4)	(8)	(15)
Restructuring costs	4	12	11
Depreciation and amortization	176	173	186
Interest expense, net	281	528	666
Loss on the early extinguishment of debt	68	24	36
IPO related costs for Convertible Notes	—	361	—
Other (income)/expense, net	1	(4)	1
Total expenses	5,114	5,235	4,526
Income (loss) before income taxes, equity in earnings and noncontrolling interests	175	(563)	(433)
Income tax (benefit) expense	(242)	39	32
Equity in earnings of unconsolidated entities	(26)	(62)	(26)
Net income (loss)	443	(540)	(439)
Less: Net income attributable to noncontrolling interests	(5)	(3)	(2)
Net income (loss) attributable to Realogy Holdings	$438	$(543)	$(441)

Earnings (loss) per share attributable to Realogy Holdings:
Basic earnings (loss) per share:	$3.01	$(14.41)	$(55.01)
Diluted earnings (loss) per share:	$2.99	$(14.41)	$(55.01)
Weighted average common and common equivalent shares outstanding:
Basic:	145.4	37.7	8.0
Diluted:	146.6	37.7	8.0

Realogy Reports Financial Results for Full Year 2013                        5

Table 2

REALOGY HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$236	$376
Trade receivables (net of allowance for doubtful accounts of $37 and $51)	121	122
Relocation receivables	270	324
Deferred income taxes	186	54
Other current assets	104	102
Total current assets	917	978
Property and equipment, net	205	188
Goodwill	3,335	3,304
Trademarks	732	732
Franchise agreements, net	1,562	1,629
Other intangibles, net	365	399
Other non-current assets	210	215
Total assets	$7,326	$7,445

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$123	$148
Securitization obligations	252	261
Due to former parent	63	69
Revolving credit facilities and current portion of long-term debt	19	110
Accrued expenses and other current liabilities	454	427
Total current liabilities	911	1,015
Long-term debt	3,886	4,256
Deferred income taxes	337	444
Other non-current liabilities	179	211
Total liabilities	5,313	5,926
Commitments and contingencies
Equity:
Realogy Holdings preferred stock: $.01 par value; 50,000,000 shares authorized, none issued and outstanding at December 31, 2013 and December 31, 2012.	—	—
Realogy Holdings common stock: $.01 par value; 400,000,000 shares authorized, 146,125,337 shares outstanding at December 31, 2013 and 145,369,453 shares outstanding at December 31, 2012.	1	1
Additional paid-in capital	5,635	5,591
Accumulated deficit	(3,607)	(4,045)
Accumulated other comprehensive loss	(19)	(31)
Total stockholders' equity	2,010	1,516
Noncontrolling interests	3	3
Total equity	2,013	1,519
Total liabilities and equity	$7,326	$7,445

Realogy Reports Financial Results for Full Year 2013                        6

Table 3

REALOGY HOLDINGS CORP.
2013 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Real Estate Franchise Services (a)
Closed homesale sides	209,779	302,420	315,432	255,793	1,083,424
Average homesale price	$210,919	$236,590	$240,408	$237,776	$233,011
Average homesale broker commission rate	2.56%	2.55%	2.53%	2.53%	2.54%
Net effective royalty rate	4.57%	4.51%	4.46%	4.44%	4.49%
Royalty per side	$258	$281	$281	$278	$276
Company Owned Real Estate Brokerage Services
Closed homesale sides	58,060	92,878	93,083	72,619	316,640
Average homesale price	$427,812	$478,280	$475,823	$490,666	$471,144
Average homesale broker commission rate	2.52%	2.49%	2.49%	2.49%	2.50%
Gross commission income per side	$11,630	$12,598	$12,527	$12,856	$12,459
Relocation Services
Initiations	35,951	51,311	42,788	35,655	165,705
Referrals	15,677	26,258	28,406	21,032	91,373
Title and Settlement Services
Purchase title and closing units	21,506	34,157	33,540	26,369	115,572
Refinance title and closing units	24,500	23,123	17,625	10,948	76,196
Average price per closing unit	$1,322	$1,490	$1,579	$1,649	$1,504
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for Full Year 2013                        7

Table 4

REALOGY HOLDINGS CORP.
2012 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Real Estate Franchise Services (a)
Closed homesale sides	197,458	273,771	265,828	251,567	988,624
Average homesale price	$194,071	$214,547	$218,866	$222,234	$213,575
Average homesale broker commission rate	2.56%	2.55%	2.53%	2.53%	2.54%
Net effective royalty rate	4.75%	4.64%	4.65%	4.53%	4.63%
Royalty per side	$248	$263	$268	$265	$262
Company Owned Real Estate Brokerage Services
Closed homesale sides	55,273	82,768	79,383	71,985	289,409
Average homesale price	$403,115	$446,732	$442,212	$476,789	$444,638
Average homesale broker commission rate	2.51%	2.49%	2.50%	2.48%	2.49%
Gross commission income per side	$10,959	$11,856	$11,786	$12,501	$11,826
Relocation Services
Initiations	37,470	48,698	38,696	33,298	158,162
Referrals	14,266	22,039	24,082	18,940	79,327
Title and Settlement Services
Purchase title and closing units	20,565	29,973	28,927	25,691	105,156
Refinance title and closing units	22,016	17,766	24,168	25,270	89,220
Average price per closing unit	$1,237	$1,450	$1,378	$1,366	$1,362
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for Full Year 2013                        8

Table 5a
REALOGY HOLDINGS CORP.
SELECTED 2013 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2013	2013	2013	2013	2013
Net revenues (a)
Real Estate Franchise Services	$135	$193	$193	$169	$690
Company Owned Real Estate Brokerage Services	686	1,182	1,178	944	3,990
Relocation Services	87	108	127	97	419
Title and Settlement Services	100	130	134	103	467
Corporate and Other	(51)	(80)	(79)	(67)	(277)
Total Company	$957	$1,533	$1,553	$1,246	$5,289

EBITDA (b)
Real Estate Franchise Services	$72	$133	$133	$110	$448
Company Owned Real Estate Brokerage Services	(8)	102	91	21	206
Relocation Services	10	27	45	22	104
Title and Settlement Services	4	20	17	9	50
Corporate and Other	(15)	(78)	(50)	(12)	(155)
Total Company	$63	$204	$236	$150	$653
Less:
Depreciation and amortization	42	44	44	46	176
Interest expense, net	89	67	74	51	281
Income tax expense (benefit)	7	9	9	(267)	(242)
Net income (loss) attributable to Realogy Holdings	$(75)	$84	$109	$320	$438
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $51 million, $80 million, $79 million and $67 million for the three months ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $8 million, $12 million, $14 million and $9 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)	The three months ended March 31, 2013 includes $3 million related to the loss on early extinguishment of debt and $1 million of former parent legacy costs.
The three months ended June 30, 2013 includes $43 million related to the loss on early extinguishment of debt, $26 million related to the Phantom Value Plan and $4 million restructuring costs, partially offset by a net benefit of $2 million of former parent legacy items.
The three months ended September 30, 2013 includes $22 million related to the loss on early extinguishment of debt, $19 million related to the Phantom Value Plan and a net cost of $1 million of former parent legacy items.
The three months ended December 31, 2013 includes $2 million related to the Phantom Value Plan and a net benefit of $4 million of former parent legacy items.

Realogy Reports Financial Results for Full Year 2013                        9

Table 5b
REALOGY HOLDINGS CORP.
SELECTED 2012 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2012	2012	2012	2012	2012
Net revenues (a)
Real Estate Franchise Services	$129	$170	$161	$144	$604
Company Owned Real Estate Brokerage Services	617	994	948	910	3,469
Relocation Services	88	109	124	102	423
Title and Settlement Services	88	106	114	113	421
Corporate and Other	(47)	(70)	(66)	(62)	(245)
Total Company	$875	$1,309	$1,281	$1,207	$4,672

EBITDA (b) (c)
Real Estate Franchise Services	$61	$99	$107	$97	$364
Company Owned Real Estate Brokerage Services	(17)	78	67	37	165
Relocation Services	4	30	45	24	103
Title and Settlement Services	2	14	12	10	38
Corporate and Other	(20)	(18)	(18)	(417)	(473)
Total Company	$30	$203	$213	$(249)	$197
Less:
Depreciation and amortization	45	44	42	42	173
Interest expense, net	170	176	187	(5)	528
Income tax expense	7	8	18	6	39
Net loss attributable to Realogy	$(192)	$(25)	$(34)	$(292)	$(543)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $47 million, $70 million, $66 million and $62 million for the three months ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $7 million, $11 million, $12 million and $9 million of intercompany referral commission paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
The three months ended March 31, 2012 includes $3 million of restructuring costs and $6 million related to loss on the early extinguishment of debt, partially offset by $3 million of former parent legacy benefits.

The three months ended June 30, 2012 includes $2 million of restructuring costs.
The three months ended September 30, 2012 includes $2 million of restructuring costs, partially offset by $1 million of former parent legacy benefits.
The three months ended December 31, 2012 includes $361 million of IPO related costs (of which $256 million was non-cash and related to the issuance of additional shares and $105 million was a cash fee payment), $39 million expense for the Apollo management fee termination agreement, $18 million loss on the early extinguishment of debt and $5 million of restructuring costs, partially offset by a net benefit of $4 million of former parent legacy items.
The amounts broken down by business units as follows:

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2012	2012	2012	2012	2012
Company Owned Real Estate Brokerage Services	1	2	2	2	7
Relocation Services	1	—	—	2	3
Title and Settlement Services	1	—	—	1	2
Corporate and Other	3	—	(1)	414	416
Total Company	6	2	1	419	428

Realogy Reports Financial Results for Full Year 2013                        10

(c)
The three months ended March 31, 2012 reflects the incremental employee-related costs that were primarily due to $13 million of expense for the 2012 bonus plan, which is in addition to $11 million of expense being recognized for the retention plan that was implemented in November 2010, whereas in the first quarter of 2011 only $11 million of expense was recognized for the retention plan. The retention plan was put in place to retain key employees during a period when there was not an annual bonus plan. As a result, there is $13 million of incremental employee related costs in the first quarter of 2012 compared to the first quarter of 2011.

The three months ended June 30, 2012 reflects the incremental employee-related costs that were primarily due to $15 million of expense for the 2012 bonus plan, which is in addition to $10 million of expense being recognized for the November 2010 retention plan, whereas in the second quarter of 2011 only $10 million of expense was recognized for the retention plan. As a result, there is $15 million of incremental employee related costs in the second quarter of 2012 compared to the second quarter of 2011.
The three months ended September 30, 2012 reflects the incremental employee-related costs that were primarily due to $20 million of expense for the 2012 bonus plan, which is in addition to $6 million of expense being recognized for the November 2010 retention plan, whereas in the third quarter of 2011 only $9 million of expense was recognized for the retention plan. As a result, there is $17 million of incremental employee related costs in the third quarter of 2012 compared to the third quarter of 2011.
The three months ended December 31, 2012 reflects the incremental employee-related costs that were primarily due to $19 million of expense for the 2012 bonus plan, whereas in the fourth quarter of 2011 only $10 million of expense was recognized for the retention plan. As a result, there is $9 million of incremental employee related costs in the fourth quarter of 2012 compared to the fourth quarter of 2011.

Realogy Reports Financial Results for Full Year 2013                        11

Table 6a
REALOGY HOLDINGS CORP.
2013 EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net income attributable to Realogy Holdings to EBITDA and Adjusted EBITDA for the year ended December 31, 2013 is set forth in the following table:

For the Year Ended December 31, 2013
Net income attributable to Realogy Holdings	$438
Income tax benefit	(242)
Income before income taxes	196
Interest expense, net	281
Depreciation and amortization	176
EBITDA	653
Covenant calculation adjustments:
Restructuring costs and former parent legacy costs (benefit), net (a)	—
Loss on the early extinguishment of debt	68
Pro forma cost savings for 2013 restructuring initiatives (b)	1
Pro forma effect of business optimization initiatives (c)	16
Non-cash charges (d)	39
Non-recurring fair value adjustments for purchase accounting (e)	1
Pro forma effect of acquisitions and new franchisees (f)	11
Fees for secondary equity offerings	2
Incremental securitization interest costs (g)	5
Adjusted EBITDA	$796
Total senior secured net debt (h)	$2,346
Senior secured leverage ratio	2.95x
_______________

(a)	Consists of $4 million of restructuring costs offset by a benefit of $4 million of former parent legacy items.

(b)	Represents incremental costs incurred for the corporate headquarters that are not expected to recur in subsequent periods.

(c)
Represents the twelve-month pro forma effect of business optimization initiatives including $9 million related to business cost cutting initiatives, $2 million related to our Relocation Services integration costs, $3 million related to vendor renegotiations, and $2 million of other items.

(d)
Represents the elimination of non-cash expenses, including $61 million of stock-based compensation expense and $1 million of other items less $23 million for the change in the allowance for doubtful accounts and notes reserves from January 1, 2013 through December 31, 2013.

(e)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.

(f)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on January 1, 2013. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2013.

(g)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended December 31, 2013.

(h)
Represents total borrowings under the senior secured credit facility and borrowings secured by a first priority lien on our assets of $2,498 million plus $19 million of capital lease obligations less $171 million of readily available cash as of December 31, 2013. Pursuant to the terms of our senior secured credit facility, total senior secured net debt does not include the First and a Half Lien Notes, other indebtedness secured by a lien on our assets that is pari passu or junior in priority to the First and a Half Lien Notes, our securitization obligations or unsecured indebtedness, including the 3.375% Senior Notes.

Realogy Reports Financial Results for Full Year 2013                        12

Table 6b
REALOGY HOLDINGS CORP.
2012 EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net loss attributable to Realogy to EBITDA and Adjusted EBITDA for the year ended December 31, 2012 is set forth in the following table:

	For the Year Ended December 31, 2012
Net loss attributable to Realogy Holdings	$(543)
Income tax expense	39
Loss before income taxes	(504)
Interest expense, net	528
Depreciation and amortization	173
EBITDA	197
Covenant calculation adjustments:
Restructuring costs and former parent legacy costs (benefit), net (a)	4
IPO related costs for the Convertible Notes	361
Loss on the early extinguishment of debt	24
Pro forma cost savings for 2012 restructuring initiatives (b)	7
Pro forma effect of business optimization initiatives (c)	31
Non-cash charges (d)	(3)
Non-recurring fair value adjustments for purchase accounting (e)	3
Pro forma effect of acquisitions and new franchisees (f)	5
Apollo management fees (g)	39
Incremental securitization interest costs (h)	6
Adjusted EBITDA	$674
Total senior secured net debt (i)	$2,224
Senior secured leverage ratio	3.30	x
_______________

(a)	Consists of $12 million of restructuring costs offset by a benefit of $8 million of former parent legacy items.

(b)
Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during 2012. From this restructuring, we expect to reduce our operating costs by approximately $14 million on a twelve-month run-rate basis and estimate that $7 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2012 through the time they were put in place, had those actions been effected on January 1, 2012.

(c)
Represents the twelve-month pro forma effect of business optimization initiatives including $3 million related to our Relocation Services integration costs, $3 million related to vendor renegotiations, $26 million for employee retention accruals and $2 million of other items less a $3 million adjustment for the at risk homesale reserves. The employee retention accruals reflect the employee retention plans that were implemented in lieu of our customary bonus plans in 2010 and 2011, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.

(d)
Represents the elimination of non-cash expenses, including $5 million of stock-based compensation expense and $2 million of other items less $10 million for the change in the allowance for doubtful accounts and notes reserves from January 1, 2012 through December 31, 2012.

(e)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.

(f)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on January 1, 2012. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2012.

(g)	Represents the fee paid to Apollo for termination of the management agreement.

Realogy Reports Financial Results for Full Year 2013                        13

(h)	Reflects the incremental borrowing costs incurred as a result of the 2011 securitization facilities refinancing for the twelve months ended December 31, 2012.

(i)
Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $2,525 million plus $12 million of capital lease obligations less $313 million of readily available cash as of December 31, 2012. Pursuant to the terms of the senior secured credit facility, senior secured net debt does not include First and a Half Lien Notes and other indebtedness that is secured by a lien that is pari passu or junior to the First and a Half Lien Notes or securitization obligations.

Realogy Reports Financial Results for Full Year 2013                        14

Table 7
REALOGY HOLDINGS CORP.
EBITDA AND ADJUSTED EBITDA
THREE MONTHS ENDED DECEMBER 31
(In millions)
Set forth in the table below is a reconciliation of net income (loss) attributable to Realogy Holdings to EBITDA and Adjusted EBITDA for the three month periods ended December 31, 2013 and 2012:

	Three Months Ended
	December 31, 2013	December 31, 2012
Net income (loss) attributable to Realogy Holdings	$320	(292)
Income tax (benefit) expense	(267)	6
Income (loss) before income taxes	53	(286)
Interest expense (income), net	51	(5)
Depreciation and amortization	46	42
EBITDA	150	(249)
Restructuring costs and former parent legacy costs (benefit), net	(4)	1
IPO related costs for the Convertible Notes	—	361
Apollo management fee termination	—	39
Apollo management fees	—	(11)
Loss on the early extinguishment of debt	—	18
Non-cash charges	2	3
Pro forma cost savings for restructuring initiatives	—	1
Pro forma effect of business optimization initiatives	1	1
Non-recurring fair value adjustments for purchase accounting	—	1
Pro forma effect of acquisitions and new franchisees	1	1
Incremental securitization interest costs	1	1
Adjusted EBITDA	$151	$167

Realogy Reports Financial Results for Full Year 2013                        15

Table 8
REALOGY HOLDINGS CORP.
FREE CASH FLOW

A reconciliation of net income attributable to Realogy Holdings to free cash flow is set forth in the following table:

	For the year ended
	December 31, 2013
	($ in millions)	($ per share)
Net income attributable to Realogy Holdings / Basic earnings per share	$438	$3.01
Income tax benefit, net of payments	(258)	(1.77)
Interest expense, net	281	1.93
Cash interest payments	(312)	(2.15)
Depreciation and amortization	176	1.21
Capital expenditures	(62)	(0.43)
Restructuring costs and legacy, net of payments	(11)	(0.08)
Cash payment related to Apollo management fee termination	(15)	(0.10)
Loss on the early extinguishment of debt	68	0.47
Working capital adjustments	70	0.48
Relocation assets, net of securitization	46	0.32
Free Cash Flow / Cash Earnings Per Share	$421	$2.89

Basic weighted average number of common shares outstanding (in millions)		145.4

Realogy Reports Financial Results for Full Year 2013                        16

Table 9

Non-GAAP Definitions
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA calculated for a twelve-month period corresponds to the definition of "EBITDA," calculated on a "pro forma basis," used in the senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for restructuring costs, former parent legacy cost (benefit) items, net, IPO related costs for the Convertible Notes, loss on the early extinguishment of debt, non-cash charges, non-recurring fair value adjustments for purchase accounting, Apollo management fees, fees for the secondary equity offerings and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period. Adjusted EBITDA calculated for a three-month period adjusts for the same items as for a twelve-month period, except that the pro forma effect of cost savings, business optimizations and acquisitions and new franchisees are calculated as of the beginning of the three-month period instead of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash required for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full period effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax (benefit) expense, net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, loss on the early extinguishment of debt, working capital adjustments and relocation assets, net of change in securitization obligations. Cash Earnings Per Share is defined as Free Cash Flow divided by the weighted average basic shares outstanding. We use Free Cash Flow and Cash Earnings Per Share in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow and Cash Earnings Per Share are not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow and Cash Earnings Per Share may differ from similarly titled measures presented by other companies.